                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-89159

                           BOSTON LIFE SCIENCES, INC.
                           --------------------------

                  PROSPECTUS SUPPLEMENT DATED FEBRUARY 2, 2001
                  --------------------------------------------

                                       To

                       Prospectus Dated December 20, 1999


     This document is a supplement to the prospectus of Boston Life Sciences, Inc. dated December 20, 1999. This prospectus supplement should be read in conjunction with the prospectus dated December 20, 1999, which is to be delivered with this prospectus supplement.

     This supplement replaces the table of selling stockholders on page 12 of the prospectus, with the new table of selling stockholders set forth below, which information is as of January 29, 2001.

     The first and second paragraphs under the heading "Selling Stockholders" are hereby amended to read in their entirety as follows:

     "The number of shares offered in this prospectus represents the number of shares issued upon the conversion of the convertible debentures and the payment of interest on the convertible debentures in common stock, and our bona fide estimate of the number of shares issuable upon the exercise of the warrants. The number of shares that will ultimately be issued to the selling stockholders cannot be determined at this time because it depends on (1) whether the holders of the warrants exercise their warrants, and (2) the exercise price of the warrants.

     The table below sets forth information regarding ownership of our common stock by the selling stockholders and the number of shares that may be sold by them under this prospectus. The number of shares set forth in the table as being held by the selling stockholders includes the number of shares of common stock that were issued upon conversion of the convertible debentures and the payment of interest on the convertible debentures, and the number of shares that are issuable upon the exercise of the Class A and Class B warrants as of January 29, 2001. The number of shares set forth on the table as being offered hereby represents the number of shares of common stock that were issued upon conversion of the convertible debentures and the payment of interest on the convertible debentures, and our bona fide estimate of the number of shares of common stock that we will need to issue to the selling stockholders on exercise of the Class A and Class B warrants. This amount equals 120% of the number of shares of common stock issuable as of January 29, 2001 upon exercise of the Class A and Class B warrants. However, the actual number of shares of common stock issuable upon the exercise of the warrants is indeterminable, and could be materially more or less than the amounts listed on the table due to possible exercise price adjustments. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise,
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no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. The percentage of ownership shown in the table is based on 20,745,000 shares of common stock issued and outstanding on January 29, 2001. The number of shares owned by the selling stockholders is determined by rules promulgated by the SEC and is not necessarily indicative of ownership for any other purpose. None of the selling stockholders has had any position, office or other material relationship with BLSI, other than as a security holder, during the past three years."




                             Securities Owned Prior                                   Securities Owned
                                 to Offering                                           After Offering
                                 -----------                                           --------------
                                                                               Number of
 Name of Selling     Shares of Common     Shares of Common    Percent of       Shares of         Percent of
 Shareholder               Stock           Offered hereby    Common Stock     Common Stock      Common Stock
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

Brown Simpson             3,011,800 (1)           3,349,800           14.7                 0         *
 Partners I, Ltd.
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


* Less than one percent.

(1) Includes 970,000 shares issuable upon the exercise of Class A warrants, and 720,000 shares issuable upon the exercise of Class B warrants; however, the selling stockholder does not currently beneficially own all such shares of common stock. This entity is an investment fund managed by Brown Simpson Asset Management, LLC.